UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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BROADRIDGE FINANCIAL SOLUTIONS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following are transcripts of video messages by Timothy C. Gokey, President and Chief Executive Officer of Broadridge Financial Solutions, Inc., that were made available on proxyvote.com/BR or via social media on October 2, 2019 in connection with Broadridge’s 2019 annual meeting of stockholders to be held on November 14, 2019:

Transcript of
2019 Video Message from Timothy C. Gokey
to Broadridge Financial Solutions, Inc. Stockholders

Hi, I’m Tim Gokey, CEO of Broadridge. Thank you for your investment in our company.  As a global fintech leader with over 4 billion in revenue, we’re committed to strengthening our clients and through them, enabling better financial lives for millions around the world by powering the infrastructure behind corporate governance, capital markets and wealth and investment management.

As we approach our 2019 annual meeting, I’d like to share some highlights from this year and to remind you to vote your shares.  Whether you own a few shares or many, your voice matters to us and you deserve to be heard.

Why is your vote important? Because the annual meeting is one of the key ways that shareholders can participate in the governance of the companies in which they invest. At Broadridge, we’re in the business of enabling this clear and important right.  So, read your annual meeting materials, and vote your Broadridge shares, along with any shares you own in other companies.

I’d also like to invite you to join us for our annual meeting of stockholders on Thursday November 14th.  You’ll learn more about Broadridge and you’ll have the opportunity to ask questions of management and our board.  Our annual meeting is a virtual shareholder meeting, which means you can attend the meeting, vote, and submit your questions conveniently online at: virtual shareholder meeting.com, forward slash BR19.

If you can’t attend submit, your question before the meeting by going to proxyvote.com If you can’t attend, submit your question before the meeting by going to proxyvote.com. - our voting platform available online and as an app for IOS and Android.  It’s  important to me that all our shareholders get to participate and we’ll answer all questions.

Now let’s talk about some performance highlights from fiscal 19.

•
FY19 was another very good year for Broadridge.  We delivered strong financial results and continue to make critical investments and also made progress in our mission of enabling better financial lives.  As a result, we generated a total shareholder return of 13%, which put us in the top quartile of S&P 500 companies over the past 3 years.

•	Recurring fee revenues rose 6% to 2.8 billion dollars. Adjusted operating income rose 8%. And adjusted earnings per share rose 11% to $4.66.

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2019 was also another record sales year for Broadridge. Closed sales rose 9% to 233 million helping to propel an increase in our total revenue backlog to 330 million dollars, equal to 12% of our 2019 recurring fee revenues.

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Broadridge enters fiscal 2020 with real growth momentum.  For my part, in my 10th year at Broadridge and my first as CEO, I’m more excited than ever about our ability to create growing long-term and sustainable value for our clients, associates and shareholders.

Thank you for listening.  I look forward to my first annual meeting as CEO, and I hope that you’ll tune in to hear more information then.

Transcript of 2019 Video Message
from Timothy C. Gokey via Social Media

Hi, I’m Tim Gokey, CEO of Broadridge Financial Solutions. I’d like to take this opportunity to remind you of three important ways you can weigh in on important decisions for the companies in which you own shares, including Broadridge.  Whether you own a few shares or many, your voice matters.  First, be informed about your investment.  Second, vote your proxy.  It’s quick and easy with Proxy Vote, our platform that’s available both online and as an app for IOS and Android.  Third, attend the annual meeting.  If you’re a Broadridge stockholder, we encourage you to attend our virtual annual meeting on Thursday, November 14th by visiting Virtual shareholder meeting.com, forward slash BR19.  As a shareholder, you have a voice in the future of companies in which you invest.  We encourage you to use that voice to make a difference.  Thank you.